Exhibit 99.1
CENDANT REPORTS RESULTS FOR FIRST QUARTER 2006
1Q 2006 Revenue Increased 7% to $4.2 Billion versus $4.0 Billion in 1Q 2005
1Q 2006 EPS from Continuing Operations was $0.13 versus $0.06 in 1Q 2005
1Q 2006 EPS from Continuing Operations, Excluding Separation Costs, was $0.16
Company Reiterates Its Previously Announced Full Year 2006 Financial Estimates
New York, April 26, 2006 — Cendant Corporation (NYSE: CD) today reported results for first quarter 2006. Revenue totaled $4.2 billion, an increase of 7% over first quarter 2005, reflecting growth across each of the Company’s core operating segments. EPS from Continuing Operations was $0.13, versus $0.06 in first quarter 2005. (See Other Items for matters impacting comparability.) Excluding separation costs, EPS from Continuing Operations was $0.16, which was at the high end of the Company’s most recent estimate of $0.11 – $0.16.
Cendant’s President and Chief Financial Officer, Ronald L. Nelson, stated: “Our first quarter 2006 earnings were at the high end of our most recent estimate primarily due to better than expected results at Realogy (formerly Real Estate Services). While home sales in California and Florida declined as forecasted, the balance of the country exhibited overall stability in a moderating environment. Our Timeshare Resorts segment generated double-digit revenue and EBITDA growth, and each of our other reportable segments showed positive revenue trends. In particular, our online travel businesses generated 29% growth in gross bookings, lodging RevPAR increased 10% organically, and car rental produced 15% revenue growth, including the first year-over-year price gain since 2004.”
With respect to Cendant’s plan to separate the Company into four independent, pure play companies, Mr. Nelson further commented: “Each of the spin-offs remains on track, with Realogy expected in June, Wyndham Worldwide in the summer and Travel Distribution Services (TDS) in October. As noted in our press release earlier this week, we are also exploring the possibility of a sale of TDS, which could be consummated by late summer, as an alternative means to maximize shareholder value.”
First Quarter 2006 Results of Core Operating Segments
The following discussion of operating results focuses on revenue and EBITDA for each of our core operating segments. Revenue and EBITDA are expressed in millions.

Realogy (Formerly Real Estate Services)
(Consisting of the Company’s real estate franchise brands, brokerage operations, relocation services and settlement services businesses)

	2006	2005	% change

Revenue	$1,425	$1,410	1%

EBITDA	$121	$161	(25%)

Revenue increased modestly primarily due to the acquisition of Texas American Title Company and related companies in January 2006. EBITDA decreased 25%, which was a lower decline than expected. In our real estate franchise and NRT real estate brokerage businesses, home prices increased 9% and 6%, respectively. These increases were offset by closed sides decreases of 10% and 6%, respectively (excluding the impact of a previously disclosed, one-time benefit at real estate franchise in first quarter 2005). The decline in closed sides volume reflects the expected moderation of the residential real estate market, particularly in some of the areas where NRT is more concentrated such as Florida and California, partially offset by the impact of tuck-in acquisitions at NRT. EBITDA declined because higher fixed costs at NRT in the seasonally weakest first quarter, primarily as a result of growth in offices, were not offset by revenue increases. Because the first quarter is the residential real estate brokerage industry’s weakest, NRT typically operates at a loss during that quarter and, therefore, we expect that the percentage decrease in EBITDA is not indicative of Realogy’s results for the remainder of the year.
Hospitality Services
(Consisting of the Company’s franchised lodging brands, hotel management, timeshare exchange and vacation rental businesses)

	2006	2005	% change

Revenue	$409	$395	4%

EBITDA	$116	$125	(7%)

Revenue increased primarily due to growth in our lodging business. The largest contributor to revenue growth was the inclusion of approximately $31 million of revenue resulting from the acquisition of Wyndham Hotels and Resorts, which also contributed $2 million to EBITDA. Lodging revenue was also positively impacted by a 10% improvement in RevPAR, excluding Wyndham Hotels and Resorts. Year-over-year EBITDA is not comparable and declined, as expected, due to the timing of certain revenue at our European vacation rental business, which will be recognized later in 2006 upon the arrival of our customers. In addition, year-over-year EBITDA comparisons were negatively impacted by the absence of a previously disclosed $7 million gain on the sale of an investment within our lodging business in first quarter 2005. We expect double digit year-over-year revenue and EBITDA growth at Hospitality Services in second quarter 2006.

Timeshare Resorts
(Consisting of the Company’s timeshare sales and development businesses)

	2006	2005	% change

Revenue	$407	$368	11%

EBITDA	$67	$40	68%

Revenue and EBITDA increased principally due to growth in timeshare sales and increased consumer financing income. In addition, revenue was negatively impacted and EBITDA was positively impacted by a timing benefit due to the adoption of a new accounting standard for the recognition of timeshare sales revenue and expenses (SFAS No. 152). Excluding the impact of this item, revenue and EBITDA increased 18% and 38%, respectively. Growth in timeshare sales revenue was driven by a 7% increase in tour flow and a 9% increase in revenue per guest. Revenue per guest benefited from increased sales of premium inventory, and tour flow was positively impacted by the continued development of the Trendwest in-house sales program and continued improvement in local marketing efforts.
Avis Budget (Formerly Vehicle Rental)
(Consisting of the Company’s car and truck rental businesses)

	2006	2005	% change

Revenue	$1,319	$1,166	13%

EBITDA	$55	$66	(17%)

Revenue increased due to growth in our domestic and international car rental operations. Car rental revenue grew 15% worldwide due to a 13% increase in rental day volume and a 1% increase in time and mileage revenue per day. As expected, EBITDA comparisons were negatively impacted by increased fleet and interest costs for newer vehicles and 13% growth in our car rental fleet to support increased demand. We expect year-over-year price increases for the remainder of 2006, which should offset the impact of higher fleet and interest costs beginning in the second half of the year.
Travel Distribution Services
(Consisting of electronic global distribution services for the travel industry, corporate and consumer online travel services, and travel agency services)

	2006	2005	% change

Revenue	$645	$552	17%

EBITDA	$105	$129	(19%)

Revenue increased due to growth in our online travel agency and other consumer travel businesses and in our GDS business. On an organic basis, our online travel businesses grew worldwide gross bookings by 27% and achieved higher EBITDA margins. In addition, revenue from GDS and supplier services increased 5%, driven principally by a 7% increase in worldwide air booking fees, partially offset by decreased subscriber fee income. Year-over-year segment results are not comparable due to the acquisitions of Gullivers on April 1, 2005 and ebookers on February 28,

2005, which contributed a total of $66 million to revenue but reduced EBITDA by $13 million. This was due to these businesses being seasonally weakest in the first quarter. In addition, EBITDA was negatively impacted by higher expenses at our GDS business, including infrastructure improvements to support growth, higher technology costs in our online businesses and $7 million of separation costs.
Recent Achievements and Strategic Initiatives
During the first quarter, the Company achieved the following with respect to cash flow generation, share repurchases and dividend payments:
•	Generated Net Cash Provided by Operating Activities of $243 million and Free Cash Flow of ($83) million. Each was negatively impacted by the previously disclosed timing benefits in fourth quarter 2005. The Company currently projects second quarter 2006 Net Cash Provided by Operating Activities to be higher than in the first quarter and Free Cash Flow to be positive.
•	Utilized $243 million of cash for the repurchase of common stock ($221 million net of proceeds from option exercises). The Company’s fully diluted weighted average shares outstanding in first quarter 2006 decreased by 63 million shares, or 6%, versus first quarter 2005, principally reflecting our repurchase of $1.6 billion of common stock ($1.3 billion net of proceeds from option exercises) since January 1, 2005. Further stock repurchases have been suspended due to the planned separation of Cendant into four independent companies.
•	Utilized $113 million of cash to pay its quarterly dividend of $0.11 per share. As previously announced, further cash dividends have been suspended due to the planned separation of Cendant into four independent companies.
In addition, the Company recently:
•	Acquired the Baymont Inn & Suites® mid-scale lodging brand and system of 115 franchised properties.
•	Hired Gordon Bethune, former CEO and Chairman of Continental Airlines, to be Non-Executive Chairman of Travel Distribution Services (TDS) and Jeff Clarke, chief operating officer of CA, formerly Computer Associates, Inc., to be CEO and President of TDS.
•	Filed a registration statement on Form 10 with the Securities and Exchange Commission in connection with Realogy’s planned spin-off from Cendant, expected in June 2006.
•	Completed $3.375 billion of financing, including the issuance of senior notes and new revolving and term loan facilities, at Avis Budget Car Rental to permit Avis Budget to finance its operations on a standalone basis.

•	Announced that, in addition to its plan to spin-off TDS to shareholders, it will also consider a sale of that division as an alternative way to maximize shareholder value.
Other Items
•	Separation Costs — First quarter 2006 EBITDA includes separation costs of $43 million, including $34 million recorded in Corporate and Other, $7 million recorded in TDS, $1 million recorded in Realogy and $1 million recorded in Hospitality Services. These costs consist primarily of legal, accounting, other professional and consulting fees, and employee costs.
•	Restructuring and Transaction-Related Charges — First quarter 2005 income from continuing operations includes a previously disclosed restructuring charge of $46 million related to restructuring activities undertaken following the PHH spin-off and the IPO of Wright Express and $3 million of transaction costs incurred in connection with the PHH spin-off.
•	Valuation Charge Associated with PHH Spin-Off — First quarter 2005 income from continuing operations includes a previously disclosed, non-cash impairment charge of $180 million ($0.17 per share) incurred in connection with the spin-off of PHH.
•	Non-Program Related Interest Expense (Income) — First quarter 2005 interest expense includes a previously disclosed reversal of $73 million of accrued interest related to a litigation settlement.
•	Provision for Income Taxes — The Company’s effective tax rate for first quarter 2006 includes a net $12 million benefit, which was primarily due to foreign taxes. The Company does not anticipate this tax benefit to recur in subsequent quarters.
Outlook
For second quarter 2006, the Company expects revenue from core operations to increase 4% — 6% and EBITDA from core operations (before separation costs) to increase marginally versus second quarter 2005. The Company expects EBITDA (before separation costs) to increase at Hospitality Services and Timeshare Resorts, to be flat at TDS, and to be down at Realogy and Avis Budget, consistent with the Company’s prior expectations, many of which were discussed at its Investor Day on March 21, 2006.
Based on current trends, the full year 2006 financial outlook for Realogy, Wyndham Worldwide, TDS and Avis Budget remains substantially unchanged from the estimates announced at Cendant’s Investor Day on March 21, 2006. The presentations containing these estimates may be accessed on the Company’s Web site at www.cendant.com.

Investor Conference Call
Cendant will host a conference call to discuss the first quarter results on Thursday, April 27, 2006, at 11:00 a.m. (ET). Investors may access the call live at www.cendant.com or by dialing (719) 457-2080. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on April 27, 2006 until 8:00 p.m. (ET) on May 5, 2006 at (719) 457-0820, access code: 8485681.
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 85,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com.
Forward Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. The Company cannot provide any assurances that the contemplated separation or any of the proposed transactions related thereto (including the possible sale of TDS) will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The contemplated separation is subject to certain conditions precedent, including final approval by the Board of Directors of Cendant.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: risks inherent in the contemplated separation and related transactions, including risks related to increased borrowings and costs related to the proposed transactions (including the possible sale of TDS); increased demands of the Company’s management as a result of executing the proposed transactions; changes in business, political and economic conditions in the United States and in other countries in which Cendant and its companies currently do business; changes in governmental regulations and policies and actions of regulatory bodies; changes in operating performance; and access to capital markets and changes in credit ratings, including those that may result from the proposed transactions. Other unknown or unpredictable factors also could have material adverse effects on Cendant’s and its companies’ performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements are specified in Cendant’s 2005 Annual Report on Form 10-K, including under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 8 to this release.

Media Contact:	Investor Contacts:
Elliot Bloom	Sam Levenson
212-413-1832	212-413-1834

Henry A. Diamond
212-413-1920
# # #
Tables Follow

Table 1
Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	First Quarter
	2006	2005	% Change
Income Statement Items
Net Revenues	$4,217	$3,954	7%
Pretax Income (A)	192	179	7%
Income from Continuing Operations	135	63	114%
EPS from Continuing Operations (diluted)	0.13	0.06	117%

Cash Flow Items
Net Cash Provided by Operating Activities	$243	$558
Free Cash Flow (B)	(83)	214
Payments Made for Current Period Acquisitions, Net of Cash Acquired	(138)	(393)
Net Borrowings	211	597
Net Repurchases of Common Stock	(221)	(111)
Payment of Dividends	(113)	(96)

	As of	As of
	March 31, 2006	December 31, 2005
Balance Sheet Items
Total Corporate Debt	$4,115	$3,936
Cash and Cash Equivalents	445	835
Total Stockholders’ Equity	11,098	11,291
Segment Results

	First Quarter
	2006	2005	% Change
Net Revenues
Realogy (formerly known as Real Estate Services)	$1,425	$1,410	1%

Hospitality Services	409	395	4%
Timeshare Resorts	407	368	11%

Wyndham Worldwide	816	763	7%

Avis Budget Group (formerly known as Vehicle Rental) (D)	1,319	1,166	13%

Travel Distribution Services	645	552	17%

Total Core Operating Segments	4,205	3,891	8%
Mortgage Services	-	46	*
Corporate and Other	12	17	*

Cendant Corporation	$4,217	$3,954	7%

EBITDA (C)
Realogy (formerly known as Real Estate Services)	$121	$161	(25%)

Hospitality Services	116	125	(7%)
Timeshare Resorts	67	40	68%

Wyndham Worldwide	183	165	11%

Avis Budget Group (formerly known as Vehicle Rental)	55	66	(17%)

Travel Distribution Services	105	129	(19%)

Total Core Operating Segments	464	521	(11%)
Mortgage Services	-	(181)	*
Corporate and Other	(58)	(39)	*

Cendant Corporation	$406	$301	35%

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$406	$301
Less: Non-program related depreciation and amortization	138	137
Non-program related interest expense, net	70	(18)
Amortization of pendings and listings	6	3

Pretax Income (A)	$192	$179	7%

*	Not meaningful.

(A)
Referred to as “Income before income taxes and minority interest” on the Consolidated Condensed Statements of Income presented on Table 2. See Table 2 for a reconciliation of Pretax Income to Net Income (loss).

(B)	See Table 8 for a description of Free Cash Flow and Table 8 for the underlying calculations.

(C)	See Table 8 for a description of EBITDA.

(D)
For comparability purposes, 2005 vehicle rental revenue has been grossed-up by $77 million to reflect a change in accounting presentation during fourth quarter 2005 to be consistent with industry competitors. This change had no impact on EBITDA.

Table 2
Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended
	March 31,
	2006	2005
Revenues
Service fees and membership, net	$2,884	$2,756
Vehicle-related	1,319	1,166
Other	14	32

Net revenues	4,217	3,954

Expenses
Operating	2,473	2,329
Vehicle depreciation, lease charges and interest, net	421	324
Marketing and reservation	477	424
General and administrative	396	336
Non-program related depreciation and amortization	138	137
Non-program related interest expense (income), net	70	(18)
Acquisition and integration related costs:
Amortization of pendings and listings	6	3
Other	1	11
Separation costs (A)	43	-
Restructuring and transaction-related charges	-	49
Valuation charge associated with PHH spin-off	-	180

Total expenses	4,025	3,775

Income before income taxes and minority interest	192	179
Provision for income taxes	57	115
Minority interest, net of tax	-	1

Income from continuing operations	135	63
Loss from discontinued operations, net of tax (B)	-	(8)
Gain (loss) on disposal of discontinued operations, net of tax:
PHH valuation and transaction-related charges	-	(312)
Gain (loss) on disposals	(1)	175

Income (loss) before cumulative effect of accounting changes	134	(82)
Cumulative effect of accounting changes, net of tax (C)	(64)	-

Net income (loss)	$70	$(82)

Earnings per share
Basic
Income from continuing operations	$0.13	$0.06
Loss from discontinued operations	-	(0.01)
Loss on disposals of discontinued operations	-	(0.13)
Cumulative effect of accounting changes	(0.06)	-

Net income (loss)	$0.07	$(0.08)

Diluted
Income from continuing operations	$0.13	$0.06
Loss from discontinued operations	-	(0.01)
Loss on disposals of discontinued operations	-	(0.13)
Cumulative effect of accounting changes	(0.06)	-

Net income (loss)	$0.07	$(0.08)

Weighted average shares outstanding
Basic	1,006	1,053
Diluted	1,016	1,079

(A)
Represents costs we incurred in connection with the execution of our plan to separate Cendant into four independent, publicly traded companies ($34 million, $7 million, $1 million and $1 million for Corporate and Other, Travel Distribution Services, Realogy and Hospitality Services, respectively).

(B)
Includes the results of operations of the Company’s (i) former Marketing Services division, which was disposed of in October 2005, (ii) former fuel card business, Wright Express Corporation, through the date of disposition (February 2005) and (iii) former fleet leasing and appraisal businesses through the date of spin-off (January 2005).

(C)
Represents non-cash charges to reflect the cumulative effect of adopting (i) Statement of Financial Accounting Standards (“SFAS”) No. 152, ‘‘Accounting for Real Estate Time-Sharing Transactions,’’ and American Institute of Certified Public Accountants’ Statement of Position No. 04-2, ‘‘Accounting for Real Estate Time-Sharing Transactions’’ on January 1, 2006, which resulted in a non-cash charge of $65 million, after tax, and (ii) SFAS No. 123R, ‘‘Share Based Payment,’’ on January 1, 2006, which resulted in a non-cash credit of $1 million, after tax.

Table 3
(page 1 of 2)
Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS
(Revenue dollars in thousands)

	First Quarter
	2006	2005	% Change
REAL ESTATE SERVICES SEGMENT

Real Estate Franchise
Closed Sides (A)	334,897	372,541	(10%)
Average Price	$227,024	$208,412	9%
Royalty Revenue (B)	$95,205	$104,846	(9%)
Total Revenue (B)	$121,740	$122,338	-

Real Estate Brokerage
Closed Sides	85,826	91,757	(6%)
Average Price	$490,947	$463,177	6%
Net Revenue from Real Estate Transactions	$1,086,399	$1,097,687	(1%)
Total Revenue	$1,101,830	$1,113,164	(1%)

Relocation
Transaction Volume	18,705	18,629	-
Total Revenue	$110,346	$105,626	4%

Settlement Services (C)
Purchase Title and Closing Units	35,781	29,323	22%
Refinance Title and Closing Units	10,366	11,914	(13%)
Total Revenue	$91,282	$68,430	33%

HOSPITALITY SERVICES SEGMENT

Lodging (D)
RevPAR	$30.45	$25.53	19%
Weighted Average Rooms Available	520,624	517,354	1%
Royalty, Marketing and Reservation Revenue	$102,741	$84,704	21%
Total Revenue	$143,653	$111,727	29%

Vacation Exchange and Rental
Average Number of Exchange Subscribers	3,291,963	3,147,721	5%
Subscriber Related Revenue	$179,518	$173,451	3%
European Cottage Weeks Sold	311,120	321,616	(3%)
Total Revenue	$265,564	$283,505	(6%)

(A)
The 2005 amount has been adjusted to exclude 16,833 closed sides related to a refinement instituted in first quarter 2005 regarding how we estimate transactions that closed during the quarter when those transactions had not yet been reported to us by our franchisees.

(B)	Excludes $72 million and $76 million of intercompany royalties paid primarily by our NRT real estate brokerage business during first quarter 2006 and 2005, respectively.

(C)
The 2006 amounts include Texas American Title Company, which we acquired on January 6, 2006. Therefore, the revenue and driver amounts for 2006 are not presented on a comparable basis to the 2005 amounts. On a comparable basis (excluding Texas American Title Company from the 2006 amounts), Purchase Title and Closing Units and Refinance Title and Closing Units would have decreased 4% and 16%, respectively.

(D)
The 2006 amounts include Wyndham hotel brand and franchise system, which we acquired on October 12, 2005. Therefore, the revenue and driver amounts for 2006 are not presented on a comparable basis to the 2005 amounts. On a comparable basis (excluding Wyndham from the 2006 amounts), RevPAR would have increased 10% and Weighted Average Rooms Available would have decreased 4%.

Table 3
(page 2 of 2)
Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS
(Revenue dollars in thousands)

	First Quarter
	2006	2005	% Change
TIMESHARE RESORTS SEGMENT

Tours	207,805	194,818	7%
Total Revenue	$406,992	$368,458	10%

VEHICLE RENTAL SEGMENT

Car
Rental Days (000’s)	24,919	22,044	13%
Time and Mileage Revenue per Day	$39.36	$38.84	1%
Total Car Revenue (A)	$1,218,636	$1,061,962	15%

Truck
Total Truck Revenue (A)	$100,586	$102,929	(2%)

TRAVEL DISTRIBUTION SERVICES (B)

Transaction Volume, by Region (000’s) (C)
United States	32,692	30,395	8%
International	48,005	45,856	5%
Transaction Volume, by Channel (000’s)
Traditional Agency	67,843	66,404	2%
Online (C)	12,854	9,847	31%

Online Gross Bookings ($000’s) (D)	$2,430,298	$1,889,283	29%
Offline Gross Bookings ($000’s) (D)	$455,520	$172,158	165%

GDS and Supplier Services Revenue (E)	$416,270	$397,697	5%
Owned Travel Agency Revenue (F)	$229,120	$153,911	49%

(A)
For comparability purposes, 2005 vehicle rental revenue has been grossed-up by $77 million to reflect a change in accounting presentation adopted during fourth quarter 2005 to be consistent with industry competitors.

(B)
We acquired Gullivers Travel Associates on April 1, 2005 and ebookers plc on February 28, 2005. Revenue generated by these businesses prior to acquisition are not reflected in the revenue data presented herein and, therefore, the revenue data are not comparable. However, the driver data for first quarter 2005 have been adjusted, as applicable, to include driver data for these newly acquired businesses so as to present comparable driver data.

(C)	Includes Galileo GDS transactions and supplier link and merchant hotel transactions not booked through the Galileo GDS system.

(D)
The online gross bookings and offline gross bookings data for first quarter 2005 have been adjusted to include aggregate bookings of approximately $145 million and $65 million, respectively, by ebookers so as to present comparable driver data. The online gross bookings and offline gross bookings data for Gullivers have been reflected in the first quarter 2006 driver data (approximately $90 million and $295 million, respectively), but not in the first quarter 2005 driver data due to the absence of available driver data prior to our acquisition of Gullivers.

(E)	Includes Galileo revenue of $408.6 million and $390.4 million for first quarter 2006 and 2005, respectively.

(F)	Primarily comprised of Orbitz, Cheaptickets, ebookers, Flairview and Gullivers.

Table 4
Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED BALANCE SHEETS
(In billions)

	As of	As of
	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$0.4	$0.8
Other current assets	3.2	2.6

Total current assets	3.6	3.4

Property and equipment, net	1.8	1.8
Goodwill	12.2	12.0
Other non-current assets	4.4	4.5

Total assets exclusive of assets under programs	22.0	21.7

Assets under management programs	12.8	12.4

Total assets	$34.8	$34.1

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1.3	$1.0
Other current liabilities	4.9	4.7

Total current liabilities	6.2	5.7

Long-term debt	2.8	2.9
Other non-current liabilities	1.5	1.6

Total liabilities exclusive of liabilities under programs	10.5	10.2

Liabilities under management programs (*)	13.2	12.6

Total stockholders’ equity	11.1	11.3

Total liabilities and stockholders’ equity	$34.8	$34.1

(*)	Liabilities under management programs includes deferred income tax liabilities of $1.8 billion and $1.7 billion as of March 31, 2006 and December 31, 2005, respectively.

Table 5
Cendant Corporation and Subsidiaries
SCHEDULE OF CORPORATE DEBT (*)
(In millions)

		March 31,	December 31,
Maturity Date		2006	2005

	Net Debt
August 2006	6 7/8% notes	$850	$850
August 2006	4.89% notes	100	100
January 2008	6 1/4% notes	798	798
March 2010	6 1/4% notes	349	349
January 2013	7 3/8% notes	1,192	1,192
March 2015	7 1/8% notes	250	250
November 2009	Revolver borrowings (A)	575	357
	Net hedging gains (losses) (B)	(91)	(47)
	Other	92	87

	Total Debt	4,115	3,936
	Less: Cash and cash equivalents	445	835

	Net Debt	$3,670	$3,101

	Net Capitalization
	Total Stockholders’ Equity	$11,098	$11,291
	Total Debt (per above)	4,115	3,936

	Total Capitalization	15,213	15,227
	Less: Cash and cash equivalents	445	835

	Net Capitalization	$14,768	$14,392

	Net Debt to Net Capitalization Ratio (C)	24.9%	21.5%

	Total Debt to Total Capitalization Ratio	27.0%	25.8%

(*)	Amounts presented herein exclude assets and liabilities under management programs.

(A)	Approximately $350 million of the balance at March 31, 2006 represents borrowings in fourth quarter 2005 to repatriate foreign earnings under the American Jobs Creation Act of 2004.

(B)
As of March 31, 2006, this balance represents $189 million of mark-to-market adjustments on current interest rate hedges, partially offset by $98 million of net gains resulting from the termination of interest rate hedges, which will be amortized by the Company to reduce future interest expense.

(C)	See Table 8 for a description of this ratio.

Table 6
Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended
	March 31,
	2006	2005
Operating Activities
Net cash provided by operating activities exclusive of management programs	$11	$292
Net cash provided by operating activities of management programs	232	266

Net Cash Provided by Operating Activities	243	558

Investing Activities
Property and equipment additions	(93)	(78)
Net assets acquired, net of cash acquired, and acquisition-related payments	(156)	(455)
Proceeds received on asset sales	14	6
Proceeds from disposition of businesses, net of transaction-related payments	(19)	958
Other, net	(6)	26

Net cash provided by (used in) investing activities exclusive of management programs	(260)	457

Management programs:
Net change in program cash	(33)	(143)
Net change in investment in vehicles	(841)	(1,493)
Net change in relocation receivables	30	(3)
Net change in mortgage servicing rights, related derivatives and mortgage-backed securities	-	12
Other, net	(7)	-

	(851)	(1,627)

Net Cash Used in Investing Activities	(1,111)	(1,170)

Financing Activities
Principal payments on borrowings	(7)	(63)
Net change in short-term borrowings	218	660
Issuances of common stock	22	120
Repurchases of common stock	(243)	(231)
Payments of dividends	(113)	(96)
Cash reduction due to spin-off of PHH	-	(259)
Other, net	(2)	2

Net cash provided by (used in) financing activities exclusive of management programs	(125)	133

Management programs:
Proceeds from borrowings (*)	3,794	3,846
Principal payments on borrowings (*)	(3,229)	(2,451)
Net change in short-term borrowings	43	(39)
Other, net	(4)	(6)

	604	1,350

Net Cash Provided by Financing Activities	479	1,483

Effect of changes in exchange rates on cash and cash equivalents	(1)	(27)
Cash provided by discontinued operations	-	30

Net increase (decrease) in cash and cash equivalents	(390)	874
Cash and cash equivalents, beginning of period	835	467

Cash and cash equivalents, end of period	$445	$1,341

(*)
The 2006 amounts for proceeds from borrowings and principal payments on borrowings differ from the corresponding amounts of $4,091 million and $(3,526) million, respectively, presented in Cendant's first quarter 2006 earnings release initially issued by Cendant on April 26, 2006, due to a reclassification. This reclassification had no impact on net cash flows provided by, or used in, operating, investing or financing activities or free cash flow.

Table 7
Cendant Corporation and Subsidiaries
CONSOLIDATED SCHEDULES OF FREE CASH FLOWS (*)
(In millions)

	Three Months Ended
	March 31,
	2006	2005
Pretax income	$192	$179
Addback of non-cash depreciation and amortization:
Non-program related	138	137
Pendings and listings	6	3
Addback of non-cash valuation charge associated with PHH spin-off	-	180
Tax payments, net of refunds	(101)	(22)
Working capital and other	(178)	(174)
Capital expenditures	(93)	(78)
Management programs (A)	(15)	(11)

Free Cash Flow before Stockholder Litigation Payments	(51)	214
Stockholder litigation payments	(32)	-

Free Cash Flow	(83)	214

Current period acquisitions, net of cash acquired	(138)	(393)
Payments related to prior period acquisitions	(18)	(62)
Proceeds from disposition of businesses, net	(19)	958
Net repurchases of common stock	(221)	(111)
Payment of dividends	(113)	(96)
Investments and other (B)	(9)	26
Cash reduction due to spin-off of PHH	-	(259)
Net borrowings	211	597

Net increase (decrease) in cash and cash equivalents (per Table 6)	$(390)	$874

(*)	See Table 8 for a description of Free Cash Flow.

(A)
Cash flows related to management programs may fluctuate significantly from period to period due to the timing of the underlying transactions. For the three months ended March 31, 2006 and 2005, the net cash flows from the activities of management programs are reflected on Table 6 as follows: (i) net cash provided by operating activities of $232 million and $266 million, respectively, (ii) net cash used in investing activities of $851 million and $1,627 million, respectively, and (iii) net cash provided by financing activities of $604 million and $1,350 million, respectively.

(B)	Represents net cash provided by discontinued operations, the effects of exchange rates on cash and cash equivalents, other investing and financing activities and the change in restricted cash.
RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Three Months Ended
	March 31,
	2006	2005
Free Cash Flow (per above)	$(83)	$214
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing activities of management programs	851	1,627
Financing activities of management programs	(604)	(1,350)
Capital expenditures	93	78
Proceeds received on asset sales	(14)	(6)
Change in restricted cash	-	(5)

Net Cash Provided by Operating Activities (per Table 6)	$243	$558

Table 8
(page 1 of 2)
Cendant Corporation and Subsidiaries
Definitions of Non-GAAP Measures
The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. As required by SEC rules, we have provided below the reasons we present these non-GAAP financial measures and a description of what they represent.

EBITDA
Represents income from continuing operations before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes and minority interest. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation, and it is a factor in measuring performance in our incentive compensation plans. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly titled measures used by other companies.

Net Debt to Net Capitalization Ratio
Represents (i) net corporate debt (which reflects total corporate debt adjusted to assume the application of available cash to reduce outstanding indebtedness) divided by (ii) net capitalization (which reflects total capitalization also adjusted for the application of available cash). We believe that this ratio is useful in measuring the Company’s leverage and indicating the strength of its financial condition. We also believe that adjusting corporate debt to assume the application of available cash to reduce outstanding indebtedness eliminates the effect of timing differences relating to the use of debt proceeds. A reconciliation of the “Net Debt to Net Capitalization Ratio” to the appropriate measure recognized under GAAP (Total Debt to Total Capitalization Ratio) is presented in Table 5, which accompanies this press release.

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures, (ii) the investing and financing activities of our management programs, (iii) asset sales and (iv) the change in restricted cash. We believe that Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 7, which accompanies this press release.

Table 8
(page 2 of 2)
Cendant Corporation and Subsidiaries
Definitions of Non-GAAP Measures

First Quarter 2006 EPS from Continuing Operations before Separation Costs
Represents first quarter 2006 EPS from Continuing Operations excluding $43 million of costs that were incurred in connection with the execution of our plan to separate Cendant into four independent publicly-traded companies. Management believes the most directly comparable GAAP measure for EPS from Continuing Operations before Separation Costs would be EPS from Continuing Operations. We exclude separation costs as such costs are not representative of the results of operations of our core businesses. Additionally, management believes excluding such cost presents our first quarter 2006 results on a more comparable basis to 2005, thereby providing greater transparency into the results of operations of our core businesses.

Second Quarter 2006 EBITDA before Separation Costs
Represents our estimates of second quarter 2006 EBITDA excluding costs that will be incurred in connection with our plan to separate Cendant into four independent publicly-traded companies. Management believes the most directly comparable GAAP measure for EBITDA before Separation Costs would be Net Income. We exclude separation costs due to the difficulty in forecasting and quantifying an estimated amount for such costs as a result of the uncertainty related to the timing and impact of the planned separation. Therefore, we are not providing an estimate for Net Income.

Second Quarter 2006 EBITDA Growth before Separation Costs
Represents our estimate of 2006 EBITDA growth over 2005 (second quarter) excluding costs that will be incurred in connection with our plan to separate Cendant into four independent publicly-traded companies. We exclude separation costs due to the difficulty in forecasting and quantifying an estimated amount for such costs as a result of the uncertainty related to the timing and impact of the planned separation. Management believes the most directly comparable GAAP measure for EBITDA would be Net Income. However, due to the difficulty in forecasting and quantifying an estimated amount for separation costs as a result of the uncertainty related to the timing and impact of the planned separation, we are not providing an estimate for Net Income.